EL PASO FIELD SERVICES COMPANY COMPLETES PURCHASE OF
               PG&E CORPORATION'S TEXAS MIDSTREAM BUSINESSES


     HOUSTON, TEXAS, DECEMBER 22, 2000-El Paso Field Services Company, a business unit of El Paso Energy Corporation (NYSE:EPG), announced today that it has completed its purchase of the natural gas and natural gas liquids businesses of PG&E Gas Transmission, Texas Corporation and PG&E Gas Transmission Teco, Inc. for $840 million, including assumed debt of approximately $561 million. This announcement follows the approval of a consent agreement by the Federal Trade Commission and the Texas Attorney General.
          Through the transaction, El Paso Field Services acquires 8,500 miles of natural gas transmission pipelines that transport approximately 2.8 billion cubic feet per day (Bcf/d), nine natural gas processing plants that currently process 1.5 Bcf/d, and a 7.2-Bcf natural gas storage field. The assets serve all major metropolitan areas in Texas, the largest industrial load centers, and numerous natural gas trading hubs. They are also well positioned to serve many of the state's existing and planned gas-fired electric generation facilities. The assets create a physical link between the El Paso Natural Gas and Tennessee Gas Pipeline systems, provide access to the prolific south Texas producing region and significantly increase El Paso's midstream business.
          "The strategic fit of these assets into El Paso's current portfolio is excellent," said Robert G. Phillips, president of El Paso Field Services. "This transaction provides Field Services with significant pipeline and processing assets and a strong employee group that combined with the substantial resources of El Paso Energy will result in the most reliable, efficient services to customers in Texas. We believe that the end result will be a midstream services provider with a strong Texas presence that will offer superior customer service including more flexible value delivery. Our commitment to the midstream is stronger than ever." Regarding the close of El Paso Energy's merger with The Coastal Corporation, El Paso and Coastal have signed an agreement containing consent order that has been negotiated with the staff of the Federal Trade Commission. Approval by the Commission and closing of the merger is expected shortly.
          With over $21 billion in assets, El Paso Energy Corporation is one of the largest integrated natural gas-to-power companies in the world. El Paso Energy not only owns North America's largest natural gas pipeline system, but also has growing operations in merchant energy services, power generation, international project development, gas gathering and processing, and gas and oil production. On May 5, the stockholders of both El Paso Energy and The Coastal Corporation overwhelmingly voted in favor of merging the two organizations. Visit El Paso Energy's Web site at www.epenergy.com.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

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     Contacts:
               Public Relations               Investor Relations
               Norma F. Dunn                  Bruce L. Connery
               Senior Vice President          Vice President
               Office:   (713) 420-3750       Office:  (713)  420-5855
               Fax:      (713) 420-3632       Fax:     (713)  420-4417